                         AGREEMENT OF PURCHASE AND SALE


          This Agreement is made and entered into as of this ___ day of January, 1997, by and between AlphaHealthCare, Inc., a California corporation ("Seller"), Alpha Microsystems, a California corporation, the sole shareholder of Seller ("Alpha Micro") and GLR Systems, Inc. dba UNIDENT Practice Performance Systems, a Nebraska corporation ("Buyer").


                                R E C I T A L S :


          A. Seller provides software and hardware sales and support to the Dental marketplace.

          B. Seller desires to sell certain assets as more specifically defined hereinbelow to Buyer and Buyer desires to purchase such assets of Seller upon the terms and conditions set forth herein.

          C. Alpha Micro owns all of the issued and outstanding stock of Seller, and as the sole shareholder of Seller, will receive benefit from the sale by Seller of such assets as set forth herein.

                                    AGREEMENT

          In consideration of their respective representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          1.01 Agreement. The term "Agreement" herein shall refer to this "Agreement of Purchase and Sale."

          1.02 "Alpha Micro" herein shall refer to Alpha Microsystems, a California corporation, which is the sole shareholder of Seller.

          1.03 Assigned Contracts. The term "Assigned Contracts" herein shall mean those Contracts expressly assigned to and assumed by Buyer and described as "Assigned Contracts" on Exhibit "B" hereto.

          1.04 Buyer. The term "Buyer" herein shall refer to GLR Systems, Inc. dba UNIDENT Practice Performance Systems, a Nebraska corporation.

          1.05 Closing or Closing Date. The term "Closing" or "Closing Date" herein is defined in Section 7.02 hereof.



                                  EXHIBIT 2.2

          1.06 Customer Lists. The term "Customer Lists" herein is defined in
Section 3.03 hereof.

          1.07 Excluded Assets. The term "Excluded Assets" herein is defined in
Section 2.01 hereof.

          1.08 Prepaid Revenue. The term "Prepaid Revenue" herein is defined as cash received by Seller prior to Closing for services to be provided under Software Support Contracts subsequent to the Closing.

          1.09 Purchase Price. The term "Purchase Price" herein is defined in
Section 2.02 hereof.

          1.10 Purchased Assets. The term "Purchased Assets" herein is defined in Section 2.01 hereof.

          1.11 Seller. The term "Seller" herein will refer to AlphaHealthCare, Inc., a California corporation.

          1.12 Software. The term "Software" herein is defined in Section 3.05.

          1.13 Spare Parts and Inventory. The term "Spare Parts and Inventory" herein is defined in Section 3.04 hereof.

          1.14 Tools and Equipment. The term "Tools and Equipment" herein is defined in Section 3.07 hereof.

          1.15 Software Support Contracts. The term "Software Support Contracts" herein will refer to all software support contracts pursuant to which Seller has agreed to provide software support services for the Focus Software as further described on Exhibit "B".

          1.16 Trademarks. The term "Trademarks" shall be as defined in Section 3.06


                                   ARTICLE II

                                PURCHASE AND SALE

          2.01 Purchase and Sale. At the Closing, and subject to all of the other terms and conditions set forth herein, Seller shall sell, transfer, convey and assign to Buyer, and Buyer shall purchase from Seller, its entire right, title and interest in and to all of the assets of Seller's dental marketplace business, including goodwill, property and assets of every kind and description, whether tangible or intangible, personal or mixed, whether or not same have any book value on the records of Seller, used in connection with the business of Seller, excepting as listed on Exhibit "A" attached hereto (the "Excluded Assets") (collectively, the "Purchased Assets"). Without limiting the generality of the foregoing, the Purchased Assets shall include (but not be limited to) those assets described on Exhibit "B". It is understood that the Purchased






                                      -2-
                                  EXHIBIT 2.2

Assets shall not include the corporate charter, seal, minute books, stock transfer books or other records relating to the organization and existence of Seller.

          The entirety of the Purchased Assets shall be conveyed free and clear of all liens, trusts, encumbrances, charges, claims, security interests, community property or other interests, conditional sales agreements and all other restrictions, except as set forth in the Assigned Contracts listed on Exhibit "B" attached hereto and incorporated herein by this reference.

          2.02 Purchase Price. Buyer shall deliver as the purchase price ("Purchase Price") for the Purchased Assets the sum of Four Hundred Fifty Thousand Dollars ($450,000), plus (i) payments for the Accounts Receivable as described in Section 2.03(d) below; and (ii) an earnout as described in Section 2.03(c) below.

          2.03 Payment of Purchase Price. Buyer shall deliver the Purchase Price to Seller as follows:

                    (a) Cash at Closing. Buyer shall deliver to Seller at the Closing the sum of One Hundred Fifty Thousand Dollars ($150,000) by cashier's check or wire transfer.

                    (b) Promissory Note. Buyer shall deliver to Seller at the Closing a Promissory Note in the principal amount of Three Hundred Thousand Dollars ($300,000) in the form of Exhibit "C" attached hereto (the "Promissory Note"), which shall bear interest at six percent (6%) per annum compounded, require annual payments of principal of Sixty Thousand Dollars ($60,000) plus accrued interest, and be secured by the Purchased Assets. As contemplated by the terms of the Promissory Note, Buyer shall also execute an Assignment of Commissions in the form of Exhibit "H" pursuant to which Buyer shall assign to Seller all amounts to which it would be otherwise entitled as commissions from Alpha Micro, to be applied against the amounts due under the Promissory Note and as earnout pursuant to Paragraph (c) below. Alpha Micro shall deliver to Seller by the twentieth (20th) day of each month a complete listing by customer of the commissions applied against the Promissory Note and the earnout.

                    (c) Earnout. In addition to the amounts to be delivered to Seller pursuant to Paragraphs (a) and (b) above, Buyer shall deliver to Seller each year on or before March 15 with respect to the immediately preceding twelve month period commencing on the Closing Date or the anniversary thereof (an "annual period"), for a period of five (5) years after the Closing Date, an amount calculated as follows:

                              (i) Ten percent (10%) of the aggregate of all
                    amounts billed by Buyer to customers listed on the Customer Lists for software support during the preceding annual period (regardless of whether such support was for an AMOS based system, a windows platform or any other platform, and regardless of whether such support is pursuant to a periodic maintenance and support contract or on a time and materials basis); less Sixty Thousand Dollars ($60,000); plus





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                                  EXHIBIT 2.2

                              (ii) The amount earned by Buyer as maintenance
                    commissions from Alpha Micro during the preceding annual period for hardware maintenance contracts, up to a maximum of Sixty Thousand Dollars ($60,000).

                    By way of illustration, if for an annual period Buyer was due $30,000 in commissions from Alpha Micro, and billed customers on the Customer Lists $800,000 for software support (i) Seller would retain the $30,000 due Buyer as commissions and apply that sum against the Promissory Note; (ii) Buyer would pay to Seller under the Promissory Note for such annual period an additional $30,000 plus accrued interest; (iii) Buyer would owe to Seller as earnout for such annual period an additional $50,000 (calculated as follows: 10% of $800,000 is $80,000, less $60,000 equals $20,000, plus the $30,000 earned as maintenance commissions equals $50,000).

                    By way of further illustration, if for an annual period Buyer was due $80,000 in commissions from Alpha Micro, and billed customers on the Customer Lists $700,000 for software support (i) Seller would retain the $80,000 due Buyer as commissions and apply $60,000 of that sum against the Promissory Note and $20,000 against the earnout; (ii) Buyer would owe to Seller as earnout an additional $70,000 (calculated as follows: 10% of $700,000 is $70,000, less
          $60,000 equals $10,000, plus the $60,000 earned as maintenance commissions equals $70,000), with Seller applying the $20,000 withheld by Alpha Micro and Buyer delivering an additional $50,000 to Seller.

                    To the extent the amount due pursuant to this Paragraph (c) is less than zero, no amounts shall be due for that annual period to Seller.

                    (d) Payment for Accounts Receivable. Buyer shall deliver to Seller for the Accounts Receivable amounts as follows: (i) One Hundred Thousand Dollars ($100,000), which shall be delivered as Accounts Receivable are collected, with all amounts received by Seller during each month from customers listed on the Accounts Receivable listing attached as Exhibit "H" to be delivered to Buyer within fifteen (15) days of the end of the month in which collected (to the extent of each customer's debt), together with a reconciliation of the amounts delivered, until One Hundred Thousand Dollars ($100,000) from Accounts Receivable has been delivered to Seller; and (ii) thereafter, sixty percent (60%) of all amounts received by Seller during each month from customers listed on the Accounts Receivable listing attached as Exhibit "H" to be delivered to Buyer within fifteen (15) days of the end of the month in which collected (to the extent of each customer's remaining debt), together with a reconciliation of the amounts delivered. This Section 2.03(d) shall apply only to the Accounts Receivable listed on Exhibit "H" hereto and shall not apply to accounts receivable arising after the Closing Date.

          2.04 Security. Buyer agrees to grant Seller a security interest in the Purchased Assets as well as all extensions and proceeds thereof to secure Buyer's obligations under the Promissory Note, and shall sign a Security Agreement in the form of Exhibit "I" as well as appropriate UCC-1 Financing Statements to evidence same.




                                      -4-
                                  EXHIBIT 2.2

          2.05 Sales Tax and Other Tax Liability. Buyer shall pay or cause to be paid all taxes, duties, imposts, levies, fees and other governmental exactions imposed upon or arising out of this Agreement and the consummation of the transactions contemplated hereunder.

          2.06 Allocation of Purchase Price; Reporting Requirements. For tax purposes the parties hereby agree to (i) allocate the Purchase Price payable hereunder in accordance with Exhibit "E" hereto; and (ii) timely file Internal Revenue Service Purchased Form 8594, Asset Acquisition Statement, and otherwise report the transactions set forth herein in accordance with such allocations and with the provisions of Internal Revenue Code Section 1060 and comparable provisions of state law.

          2.07 No Assumption of Liabilities; Assigned Contracts. Buyer is not assuming, nor shall it become liable for, any debts, liabilities, taxes or any other obligations of any kind of Seller, whether known or unknown, disclosed or undisclosed, with respect to the business of Seller or the Purchased Assets existing as of the Closing Date, or arising out of, or relating to, in any manner, the operation of the business of Seller before the Closing Date, except those Assigned Contracts set forth on Exhibit "B" hereto. Effective as of the Closing, Buyer expressly assumes the Assigned Contracts and agrees to perform all obligations thereunder. Buyer and Seller agree to cooperate in obtaining any necessary consents to the assignment of the Assigned Contracts. Upon the assumption by Buyer of the Assigned Contracts, Buyer shall be entitled to all of Seller's rights and benefits thereunder, and shall release Seller of its obligations to perform same.

          2.08 Absence of Certain Consents. In the event that (i) any of the Assigned Contracts listed on Exhibit "B" are not assignable or transferable without the consent, waiver or approval of a third party, and (ii) such consent, waiver or approval is not obtained prior to the Closing, then this Agreement shall not constitute an assignment or transfer or an attempted assignment or transfer of such Assigned Contract if such assignment or transfer would constitute a breach thereof or would subject either Seller or Buyer to penalty or loss. Unless and until such consent, waiver or approval is obtained and an assignment becomes effective with respect to any such Assigned Contract, Buyer shall be deemed to be the agent of Seller to perform all of Seller's obligations and duties thereunder and will be entitled to all of the benefits under such Assigned Contract as if (and to the extent possible without constituting a breach thereof) Buyer were substituted for Seller thereunder. The terms of such agency shall, at Buyer's request, be set forth in one or more agreements, in form and substance mutually satisfactory to Buyer and Seller and containing terms customary to such an arrangement, to be entered into by Buyer and Seller at Closing. Seller covenants and agrees to (a) maintain its corporate existence and good standing until any such consent is obtained, (b) use its best efforts to cause Buyer to receive the benefits of any such Assigned Contract, and (c) enforce any rights of Seller thereunder against the other party or parties thereto, all at the request, under the direction, for the account and at the expense of Buyer. The failure to obtain any consent required to the Assigned Contracts as listed on Exhibit "B" shall not be grounds for Buyer to delay the Closing, and, in such case, Buyer shall perform Seller's obligations under the Assigned Contract after the Closing, so long as Buyer continues to enjoy the benefits of said Assigned Contract.




                                      -5-
                                  EXHIBIT 2.2

                                   ARTICLE III

              REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER

          As an inducement to Buyer to enter into this Agreement, Seller and Alpha Micro jointly and severally represent and warrant to Buyer, and as to covenants agree with Buyer, as of the date of execution of this Agreement and as of the Closing Date, as follows:

          3.01 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

          3.02 Authority. All corporate action necessary to authorize and approve the execution and performance of this Agreement by Seller has been taken, and this Agreement constitutes a valid and binding agreement of Seller, enforceable in accordance with its terms. No authorizations, consents or approvals, whether of governmental bodies, creditors or otherwise, are necessary in order to enable Seller to enter into and perform this Agreement, excepting as will be obtained by Seller prior to the Closing. As of the Closing, consummation of the transactions herein contemplated will not conflict with or result in a breach of any of the terms or provisions of any agreement or instrument to which Seller is a party or by which Seller may be bound or to which any of the property or assets of Seller is subject, the Articles of Incorporation or Bylaws of Seller, or any statute or any order, decree, judgment, rule or regulation applicable to Seller of any court or of any regulatory authority or other governmental body having jurisdiction over Seller, or result in the creation or imposition of any lien, charge or encumbrance upon any of the Purchased Assets.

          3.03 Customer Lists. The customer lists delivered to Buyer at the Closing ("Customer Lists") shall constitute all of Seller's records (other than accounting records, of which the originals shall be retained by Seller and copies delivered to Buyer as requested by Buyer) as to the names, addresses and telephone numbers of customers to which Seller has provided products or services whether by contract or on a time and materials basis, and shall include originals or copies of Seller's records relating to the sales and payment history and contract terms for each customer.

          3.04 Spare Parts and Inventory. The spare parts and inventory included in the Purchased Assets (the "Spare Parts and Inventory") shall include all spare parts and inventory held by Seller as of the Closing. The Spare Parts and Inventory as of the date shown on Exhibit "B" are as listed in Exhibit "B", and are shown on the corresponding financial statements delivered to Buyer as "Inventory". The Spare Parts and Inventory (including repossessed items) are delivered to and accepted by Buyer "AS IS". Seller has good and marketable title to the Spare Parts and Inventory, the Spare Parts and Inventory are not subject to any liens or encumbrances which will not be removed prior to Closing, and no spare parts or inventory have been disposed of by Seller within the two (2) months prior to the Closing except in the ordinary course of business, except as set forth on Exhibit "A".

          3.05 Software. The Software included in the Purchased Assets and described on Exhibit "B" shall include, and be limited to, that Software marketed by Seller under the name





                                      -6-

                                  EXHIBIT 2.2

"Focus" as well as that software previously marketed by Seller under the name "Alpha 2000", and all prior versions, ancillary application products and enhancements and modifications thereto. The Software is delivered to and accepted by Buyer "AS IS". To the best of Seller's and Alpha Micro's knowledge, the Software does not infringe the rights of any other person or entity. Seller owns and has the right to transfer all right, title and interest in the Software to Buyer as contemplated herein, and has not granted any rights to (including any rights to license) the Software, other than nonexclusive licenses to end-users in the ordinary course of business. Buyer acknowledges that Seller terminated licensing of its Alpha 2000 as a result of its conclusion that without further development it was not commercially viable. None of the past or present employees, officers, directors or shareholders of Seller has any right in any of the Software included in the Purchased Assets listed in Exhibit "B" or in any of the inventories owned by Seller, whether or not patented or copyrighted, which have been or are used by Seller in its business. Seller is not liable nor has it made any contract whereby it may become liable, to any person for any royalty or other compensation for the use of any of the Software whether or not patented, trademarked, tradenamed or copyrighted relating to the Business, except as set forth in the Assigned Contracts on Exhibit "B". To Seller's and Alpha Micro's actual knowledge, there is no patent, copyright, technical development or invention owned by any other person which could materially adversely affect the Purchased Assets or the business as presently conducted by Seller. Seller has the unrestricted right to use the Software being transferred hereunder.

          3.06 Tradenames. Listed on Exhibit "B" are all of Seller's intellectual property rights including (i) all assumed names, tradenames, trademark and/or servicemark registrations, applications for trademark and/or servicemark registrations but excluding the name "Alpha 2000" (the "Trademarks") and (ii) patents, applications for patents, copyrights and license agreements of Seller, governmental approvals and/or registrations. The foregoing, together with all of Seller's other proprietary information including trade secrets, trade dress, know-how product codes and specifications, operating data, customer lists and other information pertaining to the business are herein referred to as the "Intellectual Property Rights". The Tradenames included in the Purchased Assets shall include, and be limited to, "AlphaHealthCare" and "Focus" and the goodwill associated therewith and all variants thereof. In furtherance of the purchase and sale of the Purchased Assets hereunder, immediately upon the Closing, Seller and Alpha Micro shall cause Seller's corporate name to be changed to a name completely dissimilar to AlphaHealthCare, which name is included in the Intellectual Property rights, and thereafter neither Seller nor Alpha Micro shall adopt, use, cause to be used, where approved or sanctioned, the use of such name, or any name so similar as to cause confusion therewith, or any other tradename or assumed name included in the trademarks. To Seller's and Alpha Micro's actual knowledge, Seller has the unrestricted right to use the Intellectual Property Rights being transferred hereunder and all other names and marks set forth on Exhibit "B" and the date of first use claimed in each such registration is based upon bona fide sales of goods in interstate commerce, and Seller has used the trademarks continuously from the date of first use claimed to the date of this Agreement.

          3.07 Tools and Equipment. The tools and equipment included in the Purchased Assets (the "Tools and Equipment") shall include all tools and equipment held by Seller as of the Closing. Seller's internal records reflect that the Tools and Equipment as of the date shown on Exhibit "B" are as listed in Exhibit "B"; however Seller does not warrant the accuracy of such listing.. The Tools and Equipment are delivered to and accepted by Buyer "AS IS". Seller has





                                      -7-
                                  EXHIBIT 2.2
good and marketable title to the Tools and Equipment, the Tools and Equipment are not subject to any liens or encumbrances except as shall be removed prior to the Closing, and no tools or equipment have been disposed of by Seller within the two (2) months prior to the Closing except in the ordinary course of business, except as set forth in Exhibit "A".

          3.08 Assigned Contracts. Seller has heretofore delivered to Buyer true, correct and complete copies of each of the Assigned Contracts. Each of the Assigned Contracts is valid, binding, in full force and effect and, except for obtaining any consents, waivers or approval or giving any notice listed on Exhibit "B", is fully assignable to and assumable by Buyer, so that immediately after the Closing Buyer will be entitled to the full benefits thereof. Seller is not in any material default under any of the Assigned Contracts and has performed all of the obligations under them which are or will be required to be performed prior to the Closing.

          3.09 Employees. Seller agrees that Buyer shall have the right, but not the obligation, to solicit and hire effective upon the Closing any of Seller's employees. Buyer shall have no liability for any termination costs or liability for any termination costs or liabilities arising by reason of the termination for any such employees, as employees of Seller. Further, Buyer shall have no liability arising from or relating to any employee benefit plan of Seller, the termination by Seller of any employee or the non-hiring by Buyer of any former employee of Seller.

          3.10 Prepaid Revenue. Except as Seller has listed on Exhibit "F", Seller has not received any Prepaid Revenue. Except as Seller has listed on Exhibit "F", Seller has not received any Prepaid Revenue. Seller agrees to reimburse Buyer for any Prepaid Revenue for any goods or services it provides to customers related to any Prepaid Revenue which is not specifically listed on Exhibit "F".

          3.11 Survival of Representations and Warranties. The covenants, representations warranties and agreements contained in this Agreement by Seller shall survive the Closing Date, provided the representations and warranties shall terminate and expire on the close of business on the second anniversary of the Closing Date and shall be of no force or effect thereafter, except with respect to any claim with respect thereto under Section 9.01 of this Agreement, written notice of which shall have been delivered to Seller on or prior to the second anniversary of the Closing Date.

          3.12 Legal Proceedings, Etc. Except as set forth on Exhibit "G", there is no legal, equitable, administrative or arbitration action, suit, proceeding or known investigation pending or threatened against or affecting Seller or Alpha Micro or any of their respective assets which if adversely determined, could adversely affect the business of Seller, the Purchased Assets, or any condition, financial or otherwise, of Seller or the business, operations or properties, or the condition, financial or otherwise, of Buyer immediately after the Closing, or the ability of Seller to consummate the transactions contemplated hereby. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Alpha Micro or Seller, and there is no basis for action, suit, proceeding or investigation against Alpha Micro or Seller, affecting or in any way relating to the Purchased Assets. Neither Alpha Micro nor Seller is in default with respect to any order, injunction or decree of any court or governmental department, commission, board or agency. No such order,




                                      -8-
                                  EXHIBIT 2.2
injunction or decree is now in effect which restrains the operation of the business or the use of the Purchased Assets. There is no pending or ongoing with any federal or State income taxing authority any income tax examination or audit, nor has Seller received any notice of the intention of any taxing authority to conduct such an examination or audits.

          3.13 Information from Seller. None of the information or documents contained in the Exhibits hereto are or will be, considered in the aggregate, false or misleading in any material respect or omit to state a material fact required to be stated in order to make any of the statements therein not misleading in the light of the circumstances under which they are provided to Buyer. All documents included in the Exhibits hereto are true, accurate and complete copies of the documents they are purported to represent. The delivery of any information or documents (or Buyer's otherwise obtaining information or documents) shall not abrogate, diminish, limit or release (i) any of the representations and warranties of Alpha Micro and Seller hereunder, or (ii) Buyer's reliance thereon in consummating the Closing hereunder.

          3.14 Financial Statements. Seller has delivered to Buyer copies of unaudited financial statements for the prior two fiscal years (the information from which was included in Alpha Microsystems' audited financial statements) and the first three quarters of the current fiscal year. Such financial statements were prepared using generally accepted accounting principles ("GAAP") consistently applied (although they do not include all the disclosures contained in financial statements prepared in accordance with GAAP), and are, to the best of Seller's and Alpha Micro's knowledge, accurate, excepting that Seller has not verified the Fixed Assets reflected on such financial statements.

          3.15 Brokers or Finders. Seller has not entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker's commissions or finder's fees in connection with this Agreement, excepting that Seller has entered into an agreement with Philip D. Smith, fees to whom shall be Seller's sole responsibility.

          3.16 Conduct of the Business Prior to Closing. Seller covenants and agrees that, prior to the Closing Date or the earlier termination of this Agreement, unless the Buyer shall otherwise agree in writing, it shall (i) conduct the operations of Seller only in the ordinary course of business and consistent with past practice; (ii) use its best efforts to maintain and preserve its business, assets, prospects, employees, customers and other advantageous business relationships; (iii) maintain the Purchased Assets in substantially their current state of repair, excepting normal wear and tear,
(iv) through the Closing Date, maintain insurance covering the Purchase Assets of the same nature and level as that in effect on the date hereof, (v) make timely payments on accounts payable and other obligations of Seller in accordance with Seller's past practices; (vi) not, directly or indirectly, except in the ordinary course of business, sell, pledge, dispose of or encumber any of its assets; (vii) enter into any contract, agreement, commitment or arrangement except in the ordinary course of business; (viii) not, directly or indirectly enter into or terminate any material contract or agreement, release or relinquish any material contract right or modify any contract affecting the Purchased Assets; (ix) not take any action with respect to the grant of any severance or termination pay (otherwise than pursuant to policies or agreements of Seller in effect on the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof; (x) not adopt or amend any



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                                  EXHIBIT 2.2
bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee of Seller or increase in any manner the compensation or fringe benefits of any employee of the Seller.

          3.17 Commissions From Alpha Micro. Based upon a commission rate of fourteen percent (14%) for hardware maintenance contracts, the commissions payable with respect to customers on the Customer Lists would for the full year prior to the Closing have resulted in revenues to Seller of not less than Thirty Thousand Dollars ($30,000).

                                   ARTICLE IV

               REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BUYER

          As an inducement to Seller to enter into this Agreement, Buyer represents and warrants to Seller, and as to covenants herein agrees with Seller, as of the date of execution of this Agreement and as of the Closing Date, as follows:

          4.01 Incorporation. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska.

          4.02 Authority. All corporate action necessary to authorize and approve the execution and performance of this Agreement by Buyer has been taken, and this Agreement constitutes a valid and binding agreement, enforceable against Buyer in accordance with its terms. No authorizations, consents or approvals, whether of governmental bodies, creditors or otherwise, are necessary in order to enable Buyer to enter into and perform this Agreement. Consummation of the transactions herein contemplated will not conflict with or result in a breach of any of the terms or provisions of any agreement or instrument to which Buyer is a party or by which Buyer may be bound or to which any of the property or assets of Buyer is subject, the Certificate of Incorporation or Bylaws of Buyer, or any statute or any order, decree, judgment, rule or regulation applicable to Buyer of any court or of any regulatory authority or other governmental body having jurisdiction over Buyer, or result in the creation or imposition of any lien, charge or encumbrance upon any of the Purchased Assets.

          4.03 Brokers or Finders. Buyer has not entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker's commissions or finder's fees in connection with this Agreement.

          4.04 Survival of Representations and Warranties. The covenants, representations, warranties and agreements contained in this Agreement by Buyer shall survive the Closing Date, provided the representations and warranties shall terminate and expire on the close of business on the second anniversary of the Closing Date and shall be of no force or effect thereafter, except with respect to any claim with respect thereto under Section 9.01 of this Agreement, written notice of which shall have been delivered to Buyer on or prior to the second anniversary of the Closing Date.



                                      -10-
                                  EXHIBIT 2.2

          4.05 Confidentiality. Buyer acknowledges that it will in the course of its due diligence, as contemplated by Article V below, it will have access to and obtain confidential, nonpublic, proprietary information of Seller. Buyer agrees to maintain such confidential, nonpublic, proprietary information of Seller as confidential, not to disclose it prior to the Closing to any other person or entity (except its advisors as is necessary relative to the transactions contemplated herein, who are held by Buyer to the same restrictions as set forth in this Section 4.05), and not to use it prior to the Closing. To the extent such confidential, nonpublic, proprietary information of Seller is not included in the Purchased Assets, Seller agrees to maintain such confidential, nonpublic, proprietary information of Seller as confidential both before and after the Closing, not to disclose it either before or after the Closing to any other person or entity, and not to use it either before or after the Closing.

          4.06 Cooperation. Buyer agrees to provide such information as is required and otherwise to cooperate with Seller to obtain all consents required under the Assigned Contracts.

                                    ARTICLE V

                                  DUE DILIGENCE

          5.01 Information and Records. Upon execution of this Agreement, Seller shall deliver or otherwise make available to Buyer for review all such information and records relating to the Purchased Assets as Buyer shall reasonably request. From the date hereof through the Closing Date, Seller shall afford to the officers, certified public accounts, lawyers and other representatives of Buyer, reasonable access, at all reasonable times and in a manner which is not unduly disruptive to Seller's normal business operations, to all properties, books and records of Seller, to the professional advisors of Seller and to such information as Buyer may reasonably request, and also that Buyer may have full opportunity to make such investigations as Buyer shall deem necessary to evaluate the Purchased Assets and the business of Seller.

                                   ARTICLE VI

                         CONDITIONS PRECEDENT TO CLOSING

          6.01 Conditions Precedent to the Performance of Seller's Obligations. The obligations of Seller to sell the Purchased Assets pursuant to this Agreement are subject, at the option of Seller, to the fulfillment on or before the Closing Date of each of the following conditions:

                    (a) Compliance with Terms. At the Closing Date, all of the terms, conditions and agreements herein to be complied with and performed by Buyer at or before the Closing Date shall have been complied with or performed in all material respects.

                    (b) Accuracy of Representations and Warranties. Seller shall not have acquired information that there is any material error, misstatement or omission in any of the representations or warranties made herein by Buyer. The representations and




                                      -11-
                                  EXHIBIT 2.2
          warranties made by Buyer in this Agreement shall be correct and complete at and as of the Closing Date, with only those exceptions which have been approved in writing by Seller.

                    (c) Delivery of Required Items. Buyer shall have delivered all items set forth in Section 8.02 below.

                    (d) Transaction Legal. There shall be no order, decree or ruling by any court or governmental agency or threat thereof or any other fact or circumstance which might prohibit or render illegal the transactions contemplated by this Agreement.

                    (e) Lender Consent. The consent of Seller's primary lender shall have been obtained.

          6.02 Conditions Precedent to the Performance of Buyer's Obligations. The obligations of Buyer to purchase the Purchased Assets pursuant to this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions:

                    (a) Compliance with Terms. At the Closing Date, all of the terms, conditions and agreements herein to be complied with and performed by Seller at or before the Closing Date shall have been complied with or performed in all material respect.

                    (b) Accuracy of Representations and Warranties. Buyer shall not have acquired information that there is any material error, misstatement or omission in any of the representations or warranties made herein by Seller. The representations and warranties made by Seller in this Agreement shall be correct and complete at and as of the Closing Date, subject only to those exceptions which have been approved in writing by Buyer, in its sole and absolute discretion.

                    (c) Transaction Legal. There shall be no order, decree or ruling by any court or governmental agency or threat thereof or any other fact or circumstance which might prohibit or render illegal the transactions contemplated by this Agreement.

                    (e) Delivery of Required Items. Seller shall have delivered all items set forth in Section 8.01 below.

                                   ARTICLE VII

                                   TERMINATION

          7.01 Termination. This Agreement may be terminated and abandoned at any time:

                    (a) by mutual written consent of Buyer and Seller;





                                      -12-
                                  EXHIBIT 2.2

                    (b) by Buyer, on the Closing Date, if any one or more of the conditions precedent to its obligations herein shall not have been fulfilled or waived in writing by Buyer, or if any required delivery pursuant to Section 8.01 has not been made; and

                    (c) by Seller, on the Closing Date, if any one or more of the conditions precedent to its obligations herein shall not have been fulfilled or waived in writing by Seller or if any required delivery pursuant to Section 8.02 has not been made.

          7.02 Closing. Provided that all of the conditions to Closing have been fully satisfied or waived, the transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") to be held at the offices of Seller on January 31, 1997 (the "Closing Date") at 10:00 a.m., Pacific Standard Time, or at such other place or time as shall be mutually agreed upon in writing between Buyer and Seller, but in no case later than February 7, 1997.

                                  ARTICLE VIII

                              DELIVERIES AT CLOSING

          8.01 Deliveries of Seller. At the Closing, Seller shall deliver to Buyer all of the following:

                    (a) Bill of Sale. Originally executed Bill of Sale for the Purchased Assets of Seller.

                    (b) Blanket Assignment. Blanket assignment by Seller to Buyer of all right, title and interest to the Software Support Contracts as well as such other assignments which Buyer reasonably believes are necessary to vest in Buyer all of Seller's right, title and interest in and to the Purchased Assets.

                    (c) Consents. The consent of the landlord to the assignment of the Lease for the premises as well as any consents received in connection with the assignment of the Assigned Contracts.

                    (d) Customer Lists. The Customer Lists.

                    (e) Software Support Contracts. The original or a true and correct copy of each Software Support Contract.

                    (f) Closing Certificate. A certificate of its president certifying that the representations and warranties contained herein continue to be correct and complete as of the Closing Date.

                    (g) Lease Assignments. Lease Assignments executed by Seller as contemplated by Section 2.07, together with any required consents thereunder which have been received.




                                      -13-
                                  EXHIBIT 2.2

                    (h) Covenant Not to Compete. Covenant Not to Compete executed in accordance with Section 9.05.

                    (i) Acknowledgment of Assignment of Commissions. An Acknowledgment of Assignment of Commissions in the form of Exhibit "I" executed by Alpha Micro.

                    (j) Subordination Agreement. A subordination agreement in favor of Union Bank subordinating Seller's interest in any assets of Buyer excepting the Purchase Assets, executed by Seller.

          8.02 Deliveries of Buyer. At the Closing, Buyer shall deliver to Seller all of the following:

                    (a) Initial Payment. The initial payment;

                    (b) Promissory Notes. The executed Promissory Note in the form of Exhibit "C";

                    (c) Closing Certificate. A certificate of its president certifying that the representations and warranties contained herein continue to be correct and complete as of the Closing Date;

                    (d) Lease Assignments. Lease Assignments executed by Buyer as contemplated by Section 2.07;

                    (e) Assignment of Commissions. The executed Assignment of Commissions in the form of Exhibit "H"; and

                    (f) Security Agreement. A Security Agreement in the form of Exhibit "I", and a UCC-1 Financing Statement executed by Buyer evidencing the security interest granted therein.

                    (g) Assumption of Liabilities. An Assumption of Liabilities confirming Buyer's assumption of the Assigned Contracts.

                                   ARTICLE IX

                     POST-CLOSING COVENANTS; INDEMNIFICATION

          9.01 Indemnification by Buyer, Seller and Alpha Micro.

                    (a) Indemnification by Seller. Seller and Alpha Micro hereby jointly and severally agree to indemnify and hold Buyer, its officers, directors, employees, agents, advisers, affiliates and associates harmless from all loss, damages, liability and expense (including reasonable attorneys' fees and expenses in connection with the contest of any claim and interest on any claim paid by Buyer pursuant to this subsection (a)), which



                                      -14-
                                  EXHIBIT 2.2

          Buyer may incur or sustain by reason of the fact that (i) Seller or Alpha Micro should breach or fail to comply with any of the material terms, conditions, covenants or agreements or any exhibits attached hereto or any of them contained herein, (ii) any representations or warranties made by Seller or Alpha Micro in this Agreement should prove to be materially false or erroneous, (iii) any claims, actions, suits, investigations or proceedings, pending or threatened, are or have been made or commenced by, against, involving, arising out of, relating to or affecting any part of the Purchased Assets or Seller's operation of its business, with respect to any state of facts existing or any event occurring prior to the Closing Date, (iv) any claim, arbitration, action or suit by any employee of Seller terminated by Seller and not hired by Buyer, or (v) any action, arbitration, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this
          Section 9.01(a); provided, however, that Seller shall not be obligated to indemnify Buyer or any other person or entity entitled to indemnfication hereunder or hold it harmless with respect to any settlement of a claim to which Seller has not consented, which consent by Seller shall not unreasonably be withheld.

                    (b) Indemnification by Buyer. Buyer hereby agrees to indemnify and hold Seller and Alpha Micro, their officers, directors, employees, agents, advisers, affiliates and associates harmless from all loss, liability and expense (including reasonable attorneys' fees and expenses in connection with the contest of any claim and interest on any claim paid by Seller pursuant to this subsection (b)), which Seller or Alpha Micro may incur or sustain by reason of the fact that
          (i) Buyer should breach or fail to comply with any of the material terms, conditions, covenants or agreements or any exhibits attached hereto, or any of them contained herein, (ii) any representations or warranties made by Buyer in this Agreement should prove to be materially false or erroneous, (iii) any claims, actions or suits, are commenced by, against, involving, arising out of Buyer's performance or nonperformance of the Assigned Contracts; (iv) any claims, actions, suits, investigations or proceedings are made involving or arising out of the operation by Buyer of the business of Seller acquired hereunder, or the sale, transfer or other disposition by Buyer of all or any part of the Purchased Assets, from and after the Closing Date, or (v) any action, suit, proceeding, compromise, settlement, assignment, judgment or arbitration arising out of or incidental to any of the matters indemnified against in this Section 9.01(b); provided, however, that Buyer shall not be obligated to indemnify a Seller or any other person or entity entitled to indemnfication hereunder or hold it harmless with respect to any settlement of a claim to which Buyer has not consented, which consent by Buyer shall not unreasonably be withheld.

                    (c) Right to Defend. If the facts giving rise to any such indemnification shall involve any actual claim or demand by any third party against a party entitled to indemnification hereunder (referred to hereinafter as an "Indemnified Party"), the indemnifying Party shall be entitled to notice of and entitled (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) to defend or prosecute such claim at their expense and through counsel of their own choosing if they give written notice of their intention to do so no later than the time by which the interests of the Indemnified Party would be materially prejudiced as a result




                                      -15-
                                  EXHIBIT 2.2
          of its failure to have received such notice; provided, however, that if the defendants in any action shall include both the indemnifying Party and Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying Party have a conflict or additional defenses, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its own behalf, at the expense of the indemnifying Party. The Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the indemnifying Party pertinent information under its control relating thereto.

                    (d) Threshold; Offset Rights. Neither party shall claim, nor shall Buyer offset against amounts due under the Promissory Note, any amount for which it is entitled to indemnification pursuant to Section 9.01(a) or (b) unless the amount due with respect to any individual item equals or exceeds Seven Thousand Five Hundred Dollars ($7,500) and (ii) the party claiming that it is entitled to be indemnified has given the other(s) written notice of its claim and the underlying details and basis of such claim, and the item has not been cured to the reasonable satisfaction of the other party within sixty (60) days after receipt of such notice.

                    9 .02 Hardware Support. Nothing herein shall preclude Seller or Alpha Micro from providing hardware support or maintenance services to persons or entities included on the Customer Lists. Buyer hereby appoints Alpha Micro, effective upon the Closing and for five years thereafter, as its sole preferred hardware maintenance service provider for Buyer's customers. Buyer agrees (i) within sixty (60) days of the Closing Date to send written notices to its hardware customers recommending Alpha Micro to its customers for hardware maintenance and support; (ii) after the Closing Date to recommend Alpha Micro to its existing and new customers for hardware maintenance and support; and (iii) not to recommend any competitor of Alpha Micro to its customers to provide hardware maintenance or support. Should Alpha Micro cease to provide consistent, timely, professional and industry acceptable hardware maintenance and support at market competitive prices, Buyer shall give notice of such failure, with detailed backup, to Alpha Micro. Should Alpha Micro fail to remedy such failure within sixty (60) days, Buyer's obligations under this
          Section 9.02 shall cease. Additionally, Buyer agrees that Alpha Micro will be Buyer's first choice (and that Buyer will use Alpha Micro) to provide computer hardware and peripherals for Buyer's dental industry business, assuming consistent, timely, professional and industry acceptable service levels and market competitive pricing.

                    9.03 Accounts Receivable. Buyer agrees after the Closing to cooperate with and use commercially reasonable efforts such as it would assert on its own behalf to collect outstanding Accounts Receivable. Amounts received by any customer shall be applied first to outstanding Accounts Receivable arising prior to the Closing Date, and thereafter to accounts receivable arising after the Closing Date. To the extent payors remit amounts due as Accounts Receivable to Seller, Seller shall deliver all such amounts collected to Buyer within five
          (5) business days. Buyer agrees upon thirty (30) days' notice by Seller that if any customer included on the Customer Lists is delinquent in payments listed on the Accounts Receivable listing more than one hundred twenty (120)



                                      -16-
                                  EXHIBIT 2.2
          days, that Buyer will cease providing services under any Software Support Contract to the extent permitted by law and such contract until such customer's debt is paid.

                    9.04 Maintenance Commissions. Alpha Micro agrees to pay to Buyer as commissions on maintenance contracts solicited for and obtained on behalf of Alpha Micro to provide hardware services, as follows:

                              (a) with respect to customers on Seller's Customer
                    List, at the rate of fourteen percent (14%) of amounts paid to Alpha Microsystems for hardware maintenance agreements, until the Promissory Note is fully paid and thereafter at Alpha Microsystems' standard commission rates; and

                              (b) with respect to any other customers, at Alpha
                    Microsystems' standard commission rates.

                    Alpha Micro shall deliver to Seller by the twentieth (20th) day of each month a complete listing by customer of the commissions applied against the Promissory Note and the earnout.

          9.05 Covenant Not To Compete. During the period commencing on the Closing Date and continuing until three (3) years after such Closing Date ("Non-Compete Period"), neither Seller nor Alpha Micro shall, (i) directly or indirectly, as an owner of any equity, legal, beneficial or other interest, or otherwise, or on its own behalf, develop or provide to any other person or entity, any practice management software specific to the dental industry or any support therefor; or (ii) solicit or offer employment to any person who was an employee of Seller at any time within the one (1) year prior to the Closing. Nothing herein shall be deemed to preclude Alpha Micro from providing hardware maintenance services or network support to any person or entity within the dental industry. Seller and Alpha Micro agree to execute a Covenant Not To Compete separate from this Agreement reflecting the terms hereof and deliver such Covenant Not To Compete to Buyer at the Closing.

          9.06 Audit Rights. Seller shall be permitted not more than once in any six (6) month period, at its own expense, to perform an audit of Buyer's books, on not less than five (5) business days notice and during normal business hours. To the extent any such audit reveals that Buyer has underpaid Seller during the audit period by more than five percent (5%) of the amounts due Seller, Buyer shall reimburse Seller its reasonable costs of such audit. Buyer shall be permitted not more than once in any six (6) month period, at its own expense, to perform an audit of Alpha Micro's books, on not less than five (5) business days notice and during normal business hours. To the extent any such audit reveals that Alpha Micro has underpaid Buyer during the audit period by more than five percent (5%) of the amounts due Buyer, Alpha Micro shall reimburse Buyer its reasonable costs of such audit.





                                      -17-
                                  EXHIBIT 2.2

                                    ARTICLE X

                               GENERAL PROVISIONS

          10.01 Notification of Changes. The party will promptly notify the other in writing of the, existence or happening of any material fact, event or occurrence which may tend to alter the accuracy or completeness of any representation or warranty contained in this Agreement.

          10.02 Notices. Except as otherwise expressly provided herein, any notice herein required or permitted to be given shall be in writing and shall be personally served or sent by overnight courier, by registered mail or certified mail, postage prepaid, or by prepaid telex, telecopy (followed with telephonic confirmation that the telecopy was received at the intended site) or telegram and shall be deemed to have been given when such writing is received by the intended recipient thereof. For the purposes hereof, the addresses of the Party hereto (until notice of a change thereof served as provided in this Section 10.02) shall be as follows:

                  If to Buyer:       AlphaHealthCare
                                     2722 South Fairview Street
                                     Santa Ana, California 92704
                                     ATTN: Chief Financial Officer
                                     Fax No.: (714) 641-7678

                  With a copy        Allen, Matkins, Leck, Gamble & Mallory LLP
                  to:                515 South Figueroa Street, 8th Floor
                                     Los Angeles, California 90071
                                     ATTN: Debra Dison Hall, Esq.
                                     Fax No: (213) 620-8816

                  If to Seller:      GLR Systems, Inc.
                                     201 North 8th Street, Suite 215
                                     Lincoln, Nebraska 68508
                                     Attn: Glenn A. Friendt
                                     Fax. No.: (402) 441-3066

                  With a copy        Brashear & Ginn
                  to:                800 Farnam Plaza
                                     1623 Farnam Street
                                     Omaha, Nebraska 68102
                                     ATTN: Kermit A. Brashear, Esq.
                                     Fax No: (402) 348-1111

          10.03 Entire Agreement. This Agreement, together with its Exhibits, constitutes the entire understanding between the Party with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements. This Agreement may not be changed except in writing executed by Buyer and Seller.




                                      -18-
                                  EXHIBIT 2.2

          10.04 Arbitration. Any matter arising under this Agreement shall be submitted to JAMS ("JAMS/Endispute") for binding arbitration by providing the complaining party providing written notice to JAMS and the other party. The Party may agree on a retired judge from the JAMS panel for the binding arbitration. If they are unable to agree, JAMS will provide a list of three available judges and each party may strike one. The remaining judge will serve as arbitrator. In connection with any arbitration, the discovery provisions set forth in Section 1283.05 of the California Code of Civil Procedure shall expressly be incorporated herein and applicable to such proceeding.

          10.05 Attorneys' Fees. In the event of the bringing of any proceeding, including the provisions of Section 10.04, by a party hereto against another party or Party hereunder by reason of a beach of any of the covenants, conditions, agreements or provisions by the other party or Party arising out of this Agreement, the party in whose favor the final judgment decision shall be entered shall be entitled to have and record from the other party or Party all costs and expenses of suit, including reasonable attorneys' fees.

          10.06 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

          10.07 Assignment. This Agreement shall not be assignable by any party without the consent of the other party, and such consent shall not be unreasonably withheld.

          10.08 Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be found to be invalid, void or unenforceable, such provision shall be limited as necessary to render it valid and enforceable and the remaining provisions and any application thereof shall continue in full force and effect without being impaired or invalidated in any way.

          10.09 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall be binding upon and shall inure to the benefit of the Party hereto, their personal representatives, heirs, executors, administrators, successors and/or assigns.

          10.10 Further Actions. Each of the parties hereto agrees to take any and all actions reasonably necessary in order to carry out the provisions of this Agreement.

          10.11 Construction. This Agreement shall be construed in accordance with its plain meaning and not against either party as the drafting party. The captions of the Sections of this Agreement are for convenience only and shall not be considered or referred to in resolving questions or interpretation.

          10.12 Counterparts. This Agreement may be executed in one or more counterparts and counterparts signed in the aggregate by Buyer and Seller shall constitute a single original instrument.



                                      -19-
                                  EXHIBIT 2.2

          10.13 Choice of Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of California.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



          "SELLER"                                 "BUYER"

ALPHAHEALTHCARE, a California             GLR Systems, Inc. dba UNIDENT Practice
corporation                               Performance Systems, a Nebraska
                                          corporation

By:______________________________         By:______________________________
   Its:__________________________         Its:_____________________________















                                      -20-
                                  EXHIBIT 2.2

                                    EXHIBITS




                  Exhibit "A":      Excluded Assets

                  Exhibit "B":      Purchased Assets and Assigned Contracts

                  Exhibit "C":      Promissory Note

                  Exhibit "D":      Deleted

                  Exhibit "E":      Allocation of Purchase Price

                  Exhibit "F":      Prepaid Revenue

                  Exhibit "G":      Legal Proceedings

                  Exhibit  "H":     Accounts Receivable

                  Exhibit "I":      Assignment of Commissions

                  Exhibit "J":      Security Agreement













                                  EXHIBIT 2.2